Exhibit 2(r)(1)

Note: Investment companies must comply with the code of ethics disclosure requirements in Form N-CSR for fiscal years ending on or after July 15, 2003, and investment companies must comply with the disclosure requirements relating to amendments to or waivers from such code on or after the date on which they file the first Form N-CSR in which the code of ethics disclosure is required.

CODE OF ETHICS

FOR COVERED OFFICERS OF INVESTMENT COMPANIES ADVISED BY

IQ INVESTMENT ADVISORS, LLC.

The Board of Directors/Trustees of each registered investment company listed on Schedule A hereto (each a “Fund” and collectively, the “Funds”) has adopted the following Code of Ethics (the “Code”) applicable to its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (“Covered Officers”) of Funds advised by IQ Investment Advisors, LLC (“IQ Advisors”) to ensure the continuing integrity of financial reporting and transactions. The Covered Officers covered by the Code are listed on Schedule B hereto.

I.	Separate Code

This Code is the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act of 2002. Insofar as IQ Advisors’1 Compliance Manual, including but not limited to IQ Advisors’ Code of Ethics and IQ Advisors’ Compliance Manual (the “Compliance Manual”) sets forth the fundamental principles and key policies and procedures that govern the conduct of all of IQ Advisors’ employees, including the Covered Officers, the Compliance Manual is superceded by this Code to the extent that such principles, policies and procedures conflict with the provisions of this Code. The Funds’ and their investment advisers’ codes of ethics under Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”) and the Compliance Manual are separate requirements applying to the Covered Officers and others, and are not part of this Code. In addition to this Code and the Compliance Manual, the Investment Company Act and the Investment Advisers Act of 1940 (the “Advisers Act”) and rules promulgated thereunder contain many specific provisions designed to protect the Funds from conflicts of interest and overreaching. Any conduct by Covered Officers required by specific Investment Company Act or Advisers Act provisions or the rules thereunder is presumed to be in compliance with this Code. Each Covered Officer is accountable for his or her adherence to this Code and IQ Advisors’ policies. Any violation of this Code by a Covered Officer may result in disciplinary action, including immediate dismissal.

[1]	As used in this code, the term “IQ Advisors” refers to IQ Advisors and all other relevant affiliate advisers.

II.	Requirements

All Covered Officers must:

l.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Act responsibly in producing and produce, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Funds;

3.	Comply with applicable governmental laws, rules and regulations; and

4.	Promptly report suspected material violations of this Code, including violations of securities laws or other laws, rules and regulations applicable to the Funds, to IQ Advisors’ General Counsel and the Audit Committee.

Each Covered Officer must act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or IQ Advisors’ policies, and place the interests of the Funds before the Covered Officer’s own personal interests.

Each Covered Officer is required to familiarize himself with the disclosure requirements applicable to the Fund and must not knowingly misrepresent or fail to disclose, or cause others to misrepresent or fail to disclose, material facts about the Fund to others, including but not limited to officers and counsel to IQ Advisors and the Funds, and their respective independent directors, independent auditors and governmental regulators.

III.	Avoidance of Conflicts

The overarching principle of this Code is that the personal interests of a Covered Officer should not be placed improperly before the interests of the Funds. As a result, each Covered Officer must: (i) handle any actual or apparent conflict of interest in an ethical manner; (ii) not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally (directly or indirectly) to the detriment of the Fund; (iii) not cause a Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of such Fund; and (iv) not use material non-public knowledge pertaining to a Fund.

IV.	Compliance and Annual Acknowledgment

Each Fund will follow certain procedures in investigating and enforcing this Code, including but not limited to the following: (i) all violations and potential violations will be reported to the General Counsel of IQ Advisors; (ii) the General Counsel of IQ Advisors will take all appropriate action to investigate any potential violations; (iii) if the General Counsel of IQ Advisors determines that a violation has occurred, he or she will take all appropriate disciplinary or preventive action and inform the Board of Directors/Trustees of the Fund of his or her

decision; and (iv) all changes to or waivers of this Code will, to the extent required, be disclosed on Form N-CSR or otherwise as provided by SEC rules.

Each Covered Officer is required: (i) upon receipt of the Code, to sign and submit to the General Counsel an acknowledgment stating that he or she has received, read and understands the Code; (ii) annually thereafter to submit a statement to the General Counsel confirming that he or she has received, read and understands the Code and has complied with the requirements of the Code; (iii) not to retaliate against any employee subordinate to the Covered Officer for reports of potential violations that are made in good faith; and (iv) to notify the General Counsel of IQ Advisors, as appropriate, if the Covered Officer observes any irregularities or violations of this Code.

V.	Amendments and Waivers

Except with respect to Schedules A and B hereto, which may be updated at any time, this Code may be amended only by the Board of Directors/Trustees of each Fund at a meeting of the Board of Directors/Trustees duly called for that purpose. Waivers, as defined in Form N-CSR, from this Code may be granted only by the Board of Directors/Trustees of each affected Fund at a meeting of the Board of Directors/Trustee duly called for that purpose.

Date: July 2003

Note: Investment companies must comply with the code of ethics disclosure requirements in Form N-CSR for fiscal years ending on or after July 15, 2003, and investment companies must comply with the disclosure requirements relating to amendments to or waivers from such code on or after the date on which they file the first Form N-CSR in which the code of ethics disclosure is required.

SCHEDULE A

IQ FUNDS

DIVIDEND ADVANTAGE FUND INC.

DOW 30 GEAREDSM FUND INC.

S&P 500® GEAREDSM FUND INC.

NASDAQ 100 GEAREDSM FUND INC.

DOW 10 STRATEGY FUND INC.

Note: Investment companies must comply with the code of ethics disclosure requirements in Form N-CSR for fiscal years ending on or after July 15, 2003, and investment companies must comply with the disclosure requirements relating to amendments to or waivers from such code on or after the date on which they file the first Form N-CSR in which the code of ethics disclosure is required.

SCHEDULE B

Mitchell M. Cox

Donald C. Burke

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